Exhibit 5.1
[Letterhead of Debevoise & Plimpton LLP]
September 28, 2009
AMR Corporation
American Airlines, Inc.
4333 Amon Carter Boulevard
Fort Worth, Texas 76155
Ladies and Gentlemen:
     We have acted as special counsel to AMR Corporation, a Delaware corporation (the “Company”), and American Airlines, Inc. (the “Guarantor”), in connection with (i) the issuance and sale by the Company of 48,484,849 shares (the “Firm Shares”) of Common Stock, par value $1.00 per share, of the Company (the “Common Stock”) pursuant to the Underwriting Agreement, dated September 22, 2009 (the “Common Stock Underwriting Agreement”), between the Company and the several underwriters named therein (the “Common Stock Underwriters”), (ii) the issuance and sale by the Company of $460,000,000 aggregate principal amount of the Company’s 6.25% Convertible Senior Notes due 2014 (the “Notes”) pursuant to the Underwriting Agreement, dated September 22, 2009, among the Company, the Guarantor and the several underwriters named therein and (iii) the issuance of an unconditional guarantee of the Notes (the “Guarantee”) by the Guarantor pursuant to the Guarantee, dated as of September 28, 2009. Pursuant to the Common Stock Underwriting Agreement, the Common Stock Underwriters have the option to purchase from the Company up to 7,272,727 additional shares of Common Stock (the “Option Shares”) to cover over-allotments. The Notes are being issued under the Indenture, dated as of February 1, 2004 (the “Base Indenture”), between the Company and Wilmington Trust Company, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated as of September 28, 2009, between the Company and the Trustee (together with the Base Indenture, the “Indenture”). The Notes are convertible into shares of Common Stock (the “Conversion Shares”) in accordance with the terms of the Indenture. This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File Nos. 333-160646 and 333-160646-01) (the “Registration Statement”) of the Company and the Guarantor filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the Prospectus Supplements, dated September 22, 2009, relating to the Firm Shares, the Option Shares, the Notes, the Guarantee and the Conversion Shares.
     In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and the Guarantor and such other

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instruments and certificates of public officials, officers and representatives of the Company, the Guarantor and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company, the Guarantor and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies; (iv) the legal capacity of all natural persons executing documents; (v) the due authorization, execution and delivery of the Indenture by the Trustee, (vi) the enforceability of the Indenture against the Trustee and (vii) the due authentication of the Notes on behalf of the Trustee in the manner provided in the Indenture.
     Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that:
     1. The Firm Shares are validly issued, fully paid and non-assessable.
     2. When issued and delivered to and paid for by the Common Stock Underwriters in accordance with the terms of the Common Stock Underwriting Agreement, the Option Shares will be validly issued, fully paid and non-assessable.
     3. The Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     4. The Guarantee constitutes a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.
     5. When issued and delivered upon conversion of the Notes in accordance with the terms of the Indenture, the Conversion Shares will be validly issued, fully paid and non-assessable.
     Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding

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in equity or at law) and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.
     We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws; in each case as currently in effect.
     We hereby consent to the filing of this opinion as an exhibit to each of the Company’s and the Guarantor’s Current Reports on Form 8-K filed with the Commission on the date hereof and the incorporation of this opinion in the Registration Statement and to the use of our name under the caption “Validity of Securities” in each of the Prospectus Supplements, dated September 22, 2009, relating to the Firm Shares, the Option Shares, the Notes, the Guarantee and the Conversion Shares. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Debevoise & Plimpton LLP